UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CytRx Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(4)	Date Filed:

11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049

May 6, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of CytRx Corporation. The meeting will be held at the Beverly Hills Montage Hotel, 225 North Canon Drive, Beverly Hills, California, at 10:00 A.M., local time, on Tuesday, June 29, 2010.

The Notice of Meeting and the Proxy Statement on the following pages cover the formal business of the Annual Meeting. At the Annual Meeting, I will also report on CytRx’s current operations and will be available to respond to appropriate questions from stockholders.

We sincerely hope you will be able to attend the Annual Meeting. Whether or not you plan to attend, however, and regardless of the number of shares you own, it is important that your shares be represented at the Annual Meeting. Therefore, please take the time to vote your shares by completing and mailing the enclosed proxy card to us.

Thank you for your continued support.

Sincerely,

/s/ STEVEN A. KRIEGSMAN

Steven A. Kriegsman
President and Chief Executive Officer

11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on June 29, 2010

Notice is hereby given to the holders of common stock, $.001 par value per share, of CytRx Corporation that the Annual Meeting of Stockholders will be held on Tuesday, June 29, 2010 at the Beverly Hills Montage Hotel, 225 North Canon Drive, Beverly Hills, California, at 10:00 A.M., local time, for the following purposes:

(1)           To elect two directors to serve until the 2013Annual Meeting of Stockholders;

(2)           To ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

(3)           To transact such other business as may properly come before the Annual Meeting and at any postponement or adjournment thereof.

Only those stockholders of record at the close of business on May 5, 2010 are entitled to notice of and to vote at the Annual Meeting and at any postponement or adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting.

By Order of the Board of Directors,

/s/ BENJAMIN S. LEVIN

Benjamin S. Levin
Corporate Secretary

May 6, 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE (OR USE TELEPHONE OR INTERNET VOTING PROCEDURES, IF AVAILABLE THROUGH YOUR BROKER). IF YOU ATTEND THE ANNUAL MEETING AND WISH TO DO SO, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049

To Be Held June 29, 2010

PROXY STATEMENT

This Proxy Statement is furnished to holders of common stock, $.001 par value per share, of CytRx Corporation, a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use at our 2010 Annual Meeting of Stockholders to be held at the Beverly Hills Montage Hotel, 225 North Canon Drive, Beverly Hills, California, at 10:00 A.M., local time, on Tuesday, June 29, 2010, and at any postponement or adjournment thereof.

This Proxy Statement and the accompanying proxy card are first being mailed to our stockholders on or about May 10, 2010.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters referred to in the attached Notice of Meeting and described in detail in this Proxy Statement.  These matters are:

•	the election of two directors; and

•	the ratification of our appointment of independent accountants.

In addition, management will report on our performance during fiscal 2009 and respond to appropriate questions from stockholders.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on May 6, 2010 will be entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof.

What constitutes a quorum?

Our Restated Bylaws provide that the presence, in person or by proxy, at our Annual Meeting of the holders of a majority of outstanding shares of our common stock will constitute a quorum for the transaction of business.

For the purpose of determining the presence of a quorum, proxies marked “withhold authority” or “abstain” will be counted as present. Shares represented by proxies that include so-called broker non-votes (shares held by a broker or nominee that has no authority to vote upon a particular matter) also will be counted as shares present for purposes of establishing a quorum. On the record date, there were 109,131,738 shares of our common stock issued and outstanding, exclusive of treasury shares.

What are the voting rights of the holders of our common stock?

Holders of our common stock are entitled to one vote per share with respect to each of the matters to be presented at the Annual Meeting. With regard to the election of a director, the nominee receiving the greatest number of votes cast will be elected.  Abstentions will not be counted as votes cast and, therefore, will have no effect on the outcome of the election of a director. Broker non-votes have no effect and will not be counted toward the vote total for any proposal.

What are the Board’s recommendations?

The recommendations of our Board of Directors are set forth together with the description of each Proposal in this Proxy Statement. In summary, our Board of Directors recommends a vote:

•	“FOR” election of the incumbent directors named in this Proxy Statement as described in Proposal 1; and

•	“FOR” ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the year ending December 31, 2010 as described in Proposal 2.

Proxies

If the enclosed proxy card is executed, returned in time and not revoked, the shares represented thereby will be voted at the Annual Meeting and at any postponement or adjournment thereof in accordance with the directions indicated on the proxy card. IF NO DIRECTIONS ARE INDICATED, PROXIES WILL BE VOTED “FOR” ALL PROPOSALS DESCRIBED IN THIS PROXY STATEMENT AND, AS TO ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF, IN THE SOLE DISCRETION OF THE PROXIES.

A stockholder who returns a proxy card may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our Corporate Secretary prior to the Annual Meeting, (ii) properly submitting to us prior to the Annual Meeting a duly executed proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. All written notices of revocation of proxies should be addressed as follows: CytRx Corporation, 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049, Attention: Corporate Secretary.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

This proxy statement and our Annual Report on Form 10-K
for the fiscal year ended December 31, 2009 are available on our website at www.cytrx.com

TABLE OF CONTENTS

PROPOSAL 1 — ELECTION OF DIRECTORS	4

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	28

STOCKHOLDER PROPOSALS	29

OTHER MATTERS	29

PROPOSAL 1

ELECTION OF DIRECTORS

Pursuant to our Restated Bylaws, our Board of Directors has fixed the number of our directors at seven. Our Restated Certificate of Incorporation and our Bylaws provide for the classification of these directors into three classes, which we refer to as Class I, Class II and Class III, with each Class to consist as nearly as possible of an equal number of directors. One Class of directors is to be elected at each annual meeting of stockholders to serve for a term of three years.

We have two incumbent directors in Class I whose term expires at the Annual Meeting. The Board of Directors has nominated the incumbent Class I directors, Lou Ignarro, Ph.D. and Joseph Rubinfeld, Ph.D., for reelection as a Class I directors to serve until the 2013Annual Meeting of Stockholders and until their successors are duly elected and qualified. A vacancy currently exists within our Class III directors, which our Board of Directors may seek to fill subsequent to the Annual Meeting.

Information concerning Drs. Ignarro and Rubinfeld, as well as the directors whose terms of office will continue after the Annual Meeting, is set forth below. Each director’s age is indicated in parentheses after his name.

Class I — Nominees to Serve as Directors Until the 2013 Annual Meeting

We believe that Drs. Ignarro and Rubinfeld will be available and able to serve as directors. In the event that one of them is unable or unwilling to serve, the proxy holders will vote the proxies for such other nominee as they may determine.

Louis Ignarro, Ph.D. (68) has been a director since July 2002. He previously served as a director of Global Genomics since November 20, 2000. Dr. Ignarro serves as the Jerome J. Belzer, M.D. Distinguished Professor of Pharmacology in the Department of Molecular and Medical Pharmacology at the UCLA School of Medicine. Dr. Ignarro has been at the UCLA School of Medicine since 1985 as a professor, acting chairman and assistant dean. Dr. Ignarro received the Nobel Prize for Medicine in 1998. Dr. Ignarro received a B.S. in pharmacy from Columbia University and his Ph.D. in Pharmacology from the University of Minnesota. Dr. Ignarro is a Nobel Laureate and an esteemed medical researcher whose experience enables him to offer importance scientific guidance to our Board of Directors.

Joseph Rubinfeld, Ph.D. (77)  has been a director since July 2002. He co-founded SuperGen, Inc. in 1991 and has served as its Chief Executive Officer and President and as a director since its inception until December 31, 2003. He resigned as Chairman Emeritus of SuperGen, Inc. on February 8, 2005. Dr. Rubinfeld was also Chief Scientific Officer of SuperGen from 1991 until September 1997. Dr. Rubinfeld is also a founder of JJ Pharma. Dr. Rubinfeld was one of the four initial founders of Amgen, Inc. in 1980 and served as a Vice President and its Chief of Operations until 1983. From 1987 until 1990, Dr. Rubinfeld was a Senior Director at Cetus Corporation and from 1968 to 1980, Dr. Rubinfeld was employed at Bristol-Myers Company, International Division in a variety of positions. Dr. Rubinfeld received a B.S. degree in chemistry from C.C.N.Y. and an M.A. and Ph.D. in chemistry from Columbia University.

Dr. Rubinfeld served as a senior executive of several large pharmaceutical companies before leaving to co-found and serve as Chief Executive Officer or in other senior executive capacities with highly successful companies.  Dr. Rubenfeld’s academic training and business experience enhances the breadth and scope of our Board’s oversight of our company’s management, business, strategic relationships, and other activities, while his vision adds to the long-range planning of our Board of Directors and management.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF DRS. IGNARRO AND RUBINFELD AS DIRECTORS.

Continuing Directors

The following is a description of the incumbent directors in and Class II and Class III whose terms of office will continue after the Annual Meeting:

Class II — Term Expiring at the 2011 Annual Meeting

Steven A. Kriegsman (68) has been CytRx’s President and Chief Executive Officer and a director since July 2002. He also serves as a director of CytRx’s 28% owned affiliate, RXi Pharmaceuticals Corporation. He previously served as Director and Chairman of Global Genomics from June 2000. Mr. Kriegsman is an inactive Chairman and Founder of Kriegsman Capital Group LLC, a financial advisory firm specializing in the development of alternative sources of equity capital for emerging growth companies in the healthcare industry. During his career, he has advised such companies as SuperGen Inc., Closure Medical Corporation, Novoste Corporation, Miravant Medical Technologies, and Maxim Pharmaceuticals. In the past five years, Mr. Kriegsman has also served on the Board of Directors of Bradley Pharmaceuticals, Inc. and Hythiam, Inc. Mr. Kriegsman has a B.S. degree with honors from New York University in Accounting and completed the Executive Program in Mergers and Acquisitions at New York University, The Management Institute. Mr. Kriegsman is a graduate of the Stanford Law School Directors’ College.  Mr. Kriegsman was formerly a Certified Public Accountant with KPMG in New York City. In February 2006, Mr. Kriegsman received the Corporate Philanthropist of the Year Award from the Greater Los Angeles Chapter of the ALS Association and in October 2006, he received the Lou Gehrig Memorial Corporate Award from the Muscular Dystrophy Association. Mr. Kriegsman has been a guest speaker and lecturer at various universities including California Institute of Technology (Caltech), Brown University, and New York University.  Mr. Kriegsman has been active in various charitable organizations including the Biotechnology Industry Organization, the ALS Association, the Los Angeles Venture Association, the Southern California Biomedical Council, and the Palisades-Malibu YMCA.

Marvin R. Selter (82) has been a director since October 2003. He has been President and Chief Executive Officer of CMS, Inc. since he founded that firm in 1968. CMS, Inc. is a national management consulting firm. In 1972, Mr. Selter originated the concept of employee leasing. He served as a member of the Business Tax Advisory Committee—City of Los Angeles, Small Business Board—State of California and the Small Business Advisory Commission—State of California. Mr. Selter also serves on the Valley Economic Development Center as past Chairman and Audit Committee Chairman, the Board of Valley Industry and Commerce Association as past Chairman, the Advisory Board of the San Fernando Economic Alliance and the California State University—Northridge as Past Chairman of the Economic Research Center and President of the Olive View  UCLA Medical Center Foundation. He has served, and continues to serve, as a member of boards of directors of various hospitals, universities, private medical companies and other organizations. Mr. Selter attended Rutgers—The State University, majoring in Accounting and Business Administration. He was an LPA having served as Controller, Financial Vice President and Treasurer at distribution, manufacturing and service firms. He has lectured extensively on finance, corporate structure and budgeting for the American Management Association and other professional teaching associations.

Mr. Selter has founded, operated, and grown his own successful businesses, which gives him a valuable insight into the financial constraints and operational challenges facing companies in the development stage and as they mature.  He also has many years of involvement in various governmental agencies and charitable organizations, which affords him an important perspective on the business regulatory process and capital-raising activities.  In addition, he has significant education and work experience in accounting and financial matters that he is able to utilize as the named financial expert on our Audit Committee.

Richard L. Wennekamp (67) has been a director since October 2003. He retired from Community Bank in June 2008 where he was the Senior Vice President-Credit Administration since October 2002. From September 1998 to July 2002, Mr. Wennekamp was an executive officer of Bank of America Corporation, holding various positions, including Managing Director-Credit Product Executive for the last four years of his 22-year term with the bank. From 1977 through 1980, Mr. Wennekamp was a Special Assistant to former President of the United States, Gerald R. Ford, and the Executive Director of the Ford Transition Office. Prior thereto, he served as Staff Assistant to the President of the United States for one year, and as the Special Assistant to the Assistant Secretary of Commerce of the U.S.

Mr. Wennekamp’s senior executive experience in the banking and financial services industry distinguishes him from our other directors and adds unique capabilities and a different perspective to the deliberations of our Board of Directors.  As a former Chief Credit Officer at Bank of America and Community Bank, he understands the credit needs, financing requirements, and operational constraints of development-stage and mature businesses.

Class III — Term Expiring at the 2012 Annual Meeting

Max Link, Ph.D. (69), our Chairman of the Board, has been a director since 1996. Dr. Link has been retired from business since 2003. From March 2002 until its acquisition by Zimmer Holdings, Dr. Link served as Chairman and CEO of Centerpulse, Ltd.  From May 1993 to June 1994, Dr. Link served as the Chief Executive Officer of Corange Ltd. (the holding company for Boehringer Mannheim Therapeutics, Boehringer Mannheim Diagnostics and DePuy International). From 1992 to 1993, Dr. Link was Chairman of Sandoz Pharma, Ltd. From 1987 to 1992, Dr. Link was the Chief Executive Officer of Sandoz Pharma and a member of the Executive Board of Sandoz, Ltd., Basel. Prior to 1987, Dr. Link served in various capacities with the United States operations of Sandoz, including President and Chief Executive Officer. Dr. Link also serves as a director of Alexion Pharmaceuticals, Inc., Celsion Corporation, Inc. and Discovery Laboratories, Inc., and in the past five years, also served as a director of Access Pharmaceuticals, Inc., Cell Therapeutics, Inc., Columbia Laboratories, Inc., Human Genome Sciences, Inc. and Protein Design Laboratories, Inc.

Dr. Link has extensive executive-level experience with a number of large pharmaceutical companies, including Sandoz Pharma, Ltd.  In these positions, he was responsible for major strategic and other business initiatives, including new drug development, acquisitions and dispositions of new drug candidates and other technology, licensing, marketing and distribution agreements and other key contractual strategic arrangements that affect, or are likely to affect, our company’s own business efforts.  As an executive officer and board member of these other companies, he has experience with the regulatory schemes in foreign jurisdictions and also has been exposed to different approaches to corporate governance matters, potential conflicts of interest, and similar matters, which enables him to offer importance guidance to our Board of Directors.

Meetings of the Board of Directors and Committees

Board of Directors

The property, affairs and business of CytRx are conducted under the general supervision and management of our Board of Directors as called for under the laws of Delaware and our Restated Bylaws. Our Board of Directors has established a standing Audit Committee, Compensation Committee, and Nomination and Governance Committee.

The Board of Directors held 13 meetings during 2009. Each director attended at least 75% of the total meetings of the Board during 2009, except for Dr. Ignarro. Each director who served on a committee of our Board of Directors attended at least 75% of all committee meetings during 2009. Board agendas include regularly scheduled executive sessions for the independent directors to meet without management present. In 2009, the independent directors met two times in executive session.

Director Independence

Our Board of Directors has determined that Messrs. Link, Ignarro, Selter and Wennekamp each is “independent” under the current independence standards of both The NASDAQ Capital Market and the Securities and Exchange Commission, or SEC, and have no material relationships with us (either directly or as a partner, shareholder or officer of any entity) that could be inconsistent with a finding of their independence as members of our Board of Directors or as the members of our Audit Committee. Our Board of Directors also has determined that Mr. Selter, one of the independent directors serving on our Audit Committee, is an “audit committee financial expert” as defined by SEC rules.

The following table provides information concerning the current membership of our Board committees:

Name	Class of Directors	Audit Committee	Compensation Committee	Nomination and Governance Committee
Steven A. Kriegsman	II
Louis Ignarro, Ph.D.	I
Max Link, Ph.D.	III	(1)	(2)	(3)
Joseph Rubinfeld, Ph.D.	I
Marvin R. Selter	II	(1)	(2)	(3)
Richard L. Wennekamp	II	(1)	(2)	(3)
____________

(1)           Members of our Audit Committee. Mr. Selter is the Chairman of the Committee.

(2)           Members of our Compensation Committee. Mr. Wennekamp is Chairman of the committee.

(3)           Members of our Nominating and Corporate Governance Committee. Mr. Wennekamp is Chairman of the Committee.

Audit Committee

Our Board of Directors has determined that each of the current members of the Audit Committee are “independent” under the current independence standards of The NASDAQ Capital Market.

The Audit Committee’s responsibilities include oversight activities described below under the “Report of the Audit Committee.” The Audit Committee reviews our financial structure, policies and procedures, appoints our independent registered public accounting firm, reviews with our independent registered public accounting firm the plans and results of the audit engagement, approves permitted non-audit services provided by our independent registered public accounting firm, reviews the independence of our independent registered public accountants and reviews the adequacy of our internal accounting controls.

The Audit Committee has discussed with our independent registered public accounting firm the firm’s independence from management and us, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of permitted non-audit services with the auditors’ independence. The Audit Committee operates pursuant to a written charter, a copy of which is available on our website at http://www.cytrx.com.

Audit Committee Report

Set forth below is the Audit Committee Report:

The following Report does not constitute soliciting material and should not be considered or deemed filed, or incorporated by reference into any filing, by us with the SEC, except to the extent we specifically incorporate this Report by reference.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to:

•	The quality and integrity of our financial statements and reports.

•	Our independent registered public accounting firm’s qualifications and independence.

•	The performance of our internal audit function and our independent auditors.

The Audit Committee operates under a written charter adopted by the Board of Directors in April 2003, which was amended by the Board of Directors in March 2007.

The Audit Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor our financial reporting process and internal control system.

•	Review and appraise the audit efforts of our independent accountants and internal audit function.

•	Provide an open avenue of communication among the independent accountants, internal auditors, our management and the Board of Directors.

The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to our financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of our financial statements and the ethics programs when established by our management and the Board of Directors. The Audit Committee has the sole authority (subject, if applicable, to stockholder ratification) to appoint or replace the outside auditors and is directly responsible for determining the compensation of the independent auditors.

The Audit Committee must pre-approve all auditing services and all permitted non-auditing services to be provided by the outside auditors. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are not incompatible with maintaining the auditors’ independence and there are cost or other efficiencies in obtaining such services from the auditors as compared to other possible providers. During 2009, the Audit Committee approved all of the non-audit services proposals submitted to it.

The Audit Committee met four times during 2009. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all of our books, records, facilities and personnel, and to retain its own legal counsel and other advisers as it deems necessary or appropriate.

As part of its oversight of our financial statements, the Audit Committee reviews and discusses with both management and its outside auditors our interim financial statements and annual audited financial statements that are included in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, respectively. Our management advised the Audit Committee in each case that all such financial statements were prepared in accordance with generally accepted accounting principles and reviewed significant accounting issues with the Audit Committee. These reviews included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended by SAS No. 90 (Communication with Audit Committees).

The Audit Committee retained BDO Seidman, LLP to audit our financial statements for 2009. The Audit Committee also has selected BDO Seidman, LLP as our independent auditors for fiscal 2010.

The Audit Committee discussed with BDO Seidman, LLP, which audited our annual financial statements for 2009, matters relating to its independence, including a review of audit and non-audit fees and the letter and written disclosures made by BDO Seidman, LLP to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

In addition, the Audit Committee reviewed initiatives aimed at strengthening the effectiveness of CytRx’s internal control structure. As part of this process, the Audit Committee continued to monitor and review staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Taking all of these reviews and discussions into account, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC.

Respectfully submitted,

Audit Committee:

Marvin R. Selter, Chairman
Max Link, Ph.D.
Richard L. Wennekamp

Compensation Committee

The Compensation Committee is authorized to review and make recommendations to the full Board of Directors relating to the annual salaries and bonuses of our officers and to determine in it sole discretion all grants of stock options, the exercise price of each option, and the number of shares to be issuable upon the exercise of each option under our various stock option plans. The Committee also is authorized to interpret our stock option plans, to prescribe, amend and rescind rules and regulations relating to the plans, to determine the term and provisions of the respective option agreements, and to make all other determinations deemed necessary or advisable for the administration of the plans. The Compensation Committee operates pursuant to a written charter, a copy of which is available on our website at www.cytrx.com. As indicated above with respect to service on our Audit Committee, our Board of Directors has determined that each of the current members of the Compensation Committee, Messrs. Wennekamp, Link and Selter, are “independent” under the current independence standards of The NASDAQ Capital Market.

The Compensation Committee held eight meetings during 2009.

Nomination and Governance Committee

The Nomination and Governance Committee assists our Board of Directors in discharging its duties relating to corporate governance and the compensation and evaluation of the Board. The Nomination and Governance Committee also operates pursuant to a written charter, a copy of which likewise is available on our website at www.cytrx.com. As indicated above with respect to service on our Audit Committee, our Board of Directors has determined that each of the current members of the Nomination and Governance Committee, Messrs. Wennekamp, Link and Selter, are “independent” under the current independence standards of The NASDAQ Capital Market.

The principal responsibilities of the Nomination and Governance Committee include:

•	Overseeing our corporate governance practices and developing and recommending to our Board a set of Corporate Governance Guidelines.

•
Assisting our Board in identifying qualified director candidates, selecting nominees for election as directors at meetings of stockholders and selecting candidates to fill vacancies on our Board, and developing criteria to be used in making such recommendations.

•
Creating and recommending to our Board a policy regarding the consideration of director candidates recommended by stockholders and procedures for stockholders’ submission of nominees of director candidates.

•	Reviewing and recommending the compensation for non-employee directors and making recommendations to our Board for its approval.

•	Establishing criteria for our Board and for all committees (including the Nomination and Governance Committee) to use to evaluate their performance on an annual basis.

•	Overseeing developments related to corporate governance and advising our Board in connection therewith.

The Nomination and Governance Committee has sole authority, in connection with the identification of qualified director candidates, to retain and terminate any search firm for such purpose (including the authority to approve any such firm’s fees and other retention terms). We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

The Nomination and Governance Committee held two meetings during 2009.

The Nomination and Governance Committee has not established any specific minimum qualifications for director candidates or any specific qualities or skills that a candidate must possess in order to be considered qualified to be nominated as a director.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. In making its nominations, our Nomination and Governance Committee generally will consider, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting our company, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual.

Stockholder Recommendations of Director Candidates

The policy of the Nomination and Governance Committee is that a stockholder wishing to submit recommendations for director candidates for consideration by the Nomination and Governance Committee for election at an annual meeting of shareholders must do so in writing by December 15 of the previous calendar year. The written recommendation must include the following information:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration.

•	The name and contact information for the candidate.

•	A statement of the candidate’s business and educational experience.

•	Information regarding the candidate’s qualifications to be a director.

•	The number of shares of our common stock, if any, owned either beneficially or of record by the candidate and the length of time such shares have been so owned.

•	The written consent of the candidate to serve as a director if nominated and elected.

•	Information regarding any relationship or understanding between the proposing stockholder and the candidate.

•	A statement that the proposed candidate has agreed to furnish us all information as we deem necessary to evaluate such candidate’s qualifications to serve as a director.

As to the stockholder giving the notice, the written recommendation must state the name and address of the stockholder and the number of shares of our common stock which are owned beneficially or of record by the shareholder.

Any recommendations in proper form received from stockholders will be evaluated in the same manner that potential nominees recommended by our Board members or management are evaluated.

Stockholder Nominations of Directors

Our Bylaws specify the procedures by which stockholders may nominate director candidates directly, as opposed to merely recommending a director candidate to the Nomination and Governance Committee as described above. Any stockholder nominations must comply with the requirements of our Bylaws and should be addressed to: Corporate Secretary, CytRx Corporation, 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049.

Stockholder Communication with Board Members

Stockholders who wish to communicate with our Board members may contact us by telephone, facsimile or regular mail at our principal executive office. Written communications specifically marked as a communication for our Board of Directors, or a particular director, except those that are clearly marketing or soliciting materials, will be forwarded unopened to the Chairman of our Board, or to the particular director to which they are addressed, or presented to the full Board or the particular director at the next regularly scheduled Board meeting. In addition, communications sent to us via telephone or facsimile for our Board of Directors or a particular director will be forwarded to our Board or the director by an appropriate officer.

Transactions with Related Persons

General

Our Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons, in accordance with its Charter and the NASDAQ Marketplace Rules.

Transactions between us and one or more related persons may present risks or conflicts of interest or the appearance of conflicts of interest. Our Code of Ethics requires all employees, officers and directors to avoid activities or relationships that conflict, or may be perceived to conflict, with our interests or adversely affect our reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate so long as there is full disclosure of the interest of the related parties in the transaction and review and approval by disinterested directors to ensure there is a legitimate business reason for the transaction and that the transaction is fair to us and our stockholders.

As a result, the procedures followed by the Audit Committee to evaluate transactions with related persons require:

•
that all related person transactions, all material terms of the transactions, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction must be communicated to the Audit Committee; and

•
that all related person transactions, and any material amendment or modification to any related person transaction, be reviewed and approved or ratified by the Audit Committee, as required by the NASDAQ Marketplace Rules.

•	Our Audit Committee will evaluate related person transactions based on:

•	information provided by members of our board of directors in connection with the required annual evaluation of director independence;

•	pertinent responses to the Directors’ and Officers’ Questionnaires submitted periodically by our officers and directors and provided to the Audit Committee by our management;

•	background information on nominees for director provided by the Nominating and Corporate Governance Committee of our board of directors; and

•	any other relevant information provided by any of our directors or officers.

In connection with its review and approval or ratification, if appropriate, of any related person transaction, our Audit Committee is to consider whether the transaction will compromise standards included in our Code of Ethics. In the case of any related person transaction involving an outside director or nominee for director, the Audit Committee also is to consider whether the transaction will compromise the director’s status as an independent director as prescribed in the NASDAQ Marketplace Rules.

Exemption Clause

Item 404(a)(7)(a) of Securities and Exchange Commission Regulation S-K states that: Disclosure need not be provided if the transaction is one where the rates or charges involved in the transaction are determined by competitive bid, or the transaction involves rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

Applicable Definitions

For purposes of our Audit Committee’s review:

•	“related person” has the meaning given to such term in Item 404(a) of Securities and Exchange Commission Regulation S-K (“Item 404(a)”); and

•	“related person transaction” means any transaction for which disclosure is required under the terms of Item 404(a) involving the Company and any related persons.

Board Member Attendance at Annual Meetings

Our Board of Directors has no formal policy regarding attendance of directors at our annual stockholder meetings.  Our 2009 Annual Meeting of Stockholders was attended by six of our directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors and any person who owns more than 10% of our outstanding shares of common stock are required under Section 16(a) of the Securities Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of those reports. Based solely on our review of copies of reports we have received and written representations from certain reporting persons, we believe that our directors and executive officers and greater than 10% shareholders for 2008 complied with all applicable Section 16(a) filing requirements.

Security Ownership of Certain Beneficial Owners and Management

Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of May 6, 2010 by (1) each person who is known by us to beneficially own more than five percent of our common stock; (2) each of our directors; (3) our named executive officers listed in the Summary Compensation Table under the caption “Executive Compensation”; and (4) all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the SEC rules. Shares of common stock subject to warrants or options that are presently exercisable, or exercisable within 60 days of May 6, 2010, which are indicated by footnote, are deemed outstanding in computing the percentage ownership of the person holding the warrants or options, but not in computing the percentage ownership of any other person. The percentage ownership reflected in the table is based on 109,131,738 shares of our common stock outstanding as of May 6, 2010. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of common stock shown, subject to applicable community property laws. An asterisk (*) represents beneficial ownership of less than 1%.

	Shares of Common Stock
Name of Beneficial Owner	Number	Percent
Louis Ignarro, Ph.D.(1)	618,916	*
Steven A. Kriegsman(2)	6,365,529	5.7%
Max Link, Ph.D.(3)	239,519	*
Joseph Rubinfeld, Ph.D.(4)	177,000	*
Marvin R. Selter(5)	522,451	*
Richard L. Wennekamp(6)	170,000	*
Dan Levitt, M.D., Ph.D.(7)	111,112	*
John Y. Caloz (8)	147,225	*
Scott Wieland, Ph.D.(9)	128,058	*
Benjamin S. Levin(10)	613,906	*
All executive officers and directors as a group (eleven persons)(11)	9,122,885	8.0%
____________

(1)	Includes 527,000 shares subject to options or warrants.

(2)	Includes 2,344,429 shares subject to options or warrants. Mr. Kriegsman’s address is c/o CytRx Corporation, 11726 San Vicente Boulevard, Suite 650, Los Angeles, CA 90049.

(3)	Includes 184,543 shares subject to options or warrants.

(4)	Includes 177,000 shares subject to options or warrants.

(5)	The shares shown are owned, of record, by the Selter Family Trust or Selter IRA Rollover. Includes 165,000 shares subject to options or warrants owned by Mr. Selter.

(6)	Includes 165,000 shares subject to options or warrants.

(7)	Includes 111,112 shares subject to options or warrants.

(8)   Includes 147,225 shares subject to options or warrants.

(9)   Includes 128,058 shares subject to options or warrants.

(10)  Includes 613,906 shares subject to options or warrants.
(11)	Includes 4,592,442 shares subject to options or warrants.

Executive Officers

Set forth below is information regarding our current executive officers (other than information relating to Steven A. Kriegsman, our President and Chief Executive Officer, which is set forth above under “Continuing Directors”). Each officer’s age is indicated in parentheses after his name.

Daniel Levitt, M.D., Ph.D. (62) joined us in October 2009 as our Chief Medical Officer.  Dr. Levitt brings more than 24 years of senior management experience, having spearheaded numerous drug development programs to commercialization at leading biotechnology and pharmaceutical companies.  Prior to joining CytRx, Dr. Levitt served from January 2007 to February 2009 as Executive Vice President, Research and Development at Cerimon Pharmaceuticals, Inc.  Prior to that, from August 2003 to April 2006, he was Chief Medical Officer and Head of Clinical and Regulatory Affairs at Dynavax Technologies Corporation, managing clinical trials for four programs and overseeing multi-country regulatory strategies.  From August 2002 to July 2003, Dr. Levitt was Chief Operating Officer and Head of Research and Development at Affymax, Inc., and prior to that he spent six years at Protein Design Labs, Inc., completing his tenure as that firm’s President and Head of Research and Development.  Dr. Levitt’s past experience includes a position as Head of Drug Development at Geron Corporation, and Head of the Cytokine Development Unit and Global Clinical Oncology at Sandoz Pharmaceuticals Ltd., and as Director, Clinical Oncology and Immunology at Hoffmann-LaRoche, Inc.  Dr. Levitt graduated Magna Cum Laude and Phi Beta Kappa with a Bachelor of Arts degree from Brandeis University.  He earned both his M.D. and his Ph.D. in Biology from the University of Chicago Pritzker School of Medicine.  Dr. Levitt has received 10 major research awards and authored or co-authored nearly 200 papers and abstracts.

John Y. Caloz (58) joined us in October 2007 as our Chief Accounting Officer.  In January of 2009 Mr. Caloz was named Chief Financial Officer. He has a history of providing senior financial leadership in the life sciences sector, as Chief Financial Officer of Occulogix, Inc, a NASDAQ listed, a medical therapy company. Prior to that, Mr. Caloz served as Chief Financial Officer of IRIS International Inc., a Chatsworth, CA based medical device manufacturer. He served as Chief Financial Officer of San Francisco-based Synarc, Inc., a medical imaging company, and from 1993 to 1999 he was Senior Vice President, Finance and Chief Financial Officer of Phoenix International Life Sciences Inc. of Montreal, Canada, which was acquired by MDS Inc. in 1999. Mr. Caloz was a partner at Rooney, Greig, Whitrod, Filion & Associates of Saint Laurent, Quebec, Canada, a firm of Chartered Accountants specializing in research and development and high tech companies, from 1983 to 1993. Mr. Caloz, a Chartered Accountant, holds a degree in Accounting from York University, Toronto, Canada.

Scott Wieland, Ph.D. (51) joined CytRx in 2005 as the Vice President, Clinical and Regulatory Affairs and was promoted to the position of Senior Vice President, Drug Development in December 2008. Prior to that, he served in senior level positions in the areas of Drug Development, Clinical and Regulatory Affairs at various biotech firms. He spent five years at NeoTherapeutics, Inc. serving as the Director of Product Development and was later promoted to Vice President of Product Development. From 1990 to 1997, he served as Director of Regulatory Affairs at CoCensys, Inc.  Dr. Wieland has a Ph.D. in Biopsychology and an M.A. in Psychology from the University of Arizona. He has an MBA from Webster University. Dr. Wieland received his B.S. in Physiological Psychology from the University of California, Santa Barbara.

Scott Geyer (55) joined us in November 2009 as our Senior Vice President, Manufacturing.  Prior to joining CytRx, he served since May 2009, and also from May 2007 through November 2008, as Vice President, Technical Operations at Cerimon Pharmaceuticals, Inc.  He previously served from December 2008 through April 2009 as Senior Vice President, Technical Operations & Product Development at TRF Pharma, Inc., from October 2004 through April 2007 as Vice President, Technical Operation at Xencor, Inc., and from October 2003 through February 2004 as Vice President, Manufacturing and Process Development at BioMarin Pharmaceuticals Inc.  Mr. Geyer's past experience includes holding senior positions at Onyx Pharmaceuticals and Protein Design Labs, Inc., as well as positions at Ares-Sorono Group and SmithKline Beckman, among others.  Mr. Geyer has co-authored numerous publications in peer-reviewed journals.  He holds an M.S. in veterinary microbiology from Texas A&M University and a B.S. in microbiology from the University of Southwestern Louisiana

Benjamin S. Levin (34) has been our General Counsel, Vice President — Legal Affairs and Corporate Secretary since July 2004. From November 1999 to June 2004, Mr. Levin was an associate in the transactions department of the Los Angeles office of O’Melveny & Myers LLP. Mr. Levin received his S.B. in Economics from the Massachusetts Institute of Technology, and a J.D. from Stanford Law School.

David J. Haen (32) joined CytRx in October 2003 as Director of Business Development and was promoted to Vice President of Business Development in December 2007.  From 1999 to 2003, Mr. Haen worked as an associate for Kriegsman Capital Group LLC, a financial advisory firm focused on emerging companies in the life sciences field.  Mr. Haen received a B.A. in Communications and Business from Loyola Marymount University.

Compensation Discussion and Analysis

Overview of Executive Compensation Program

The Compensation Committee of our board of directors has responsibility for establishing, implementing and monitoring our executive compensation program philosophy and practices. The Compensation Committee seeks to ensure that the total compensation paid to our named executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to our other officers.

Throughout this Proxy Statement, the individuals included in the Summary Compensation Table on page 15 are referred to as the “named executive officers.”

Compensation Philosophy and Objectives

The components of our executive compensation consist of salary, annual cash bonuses awarded based on the Compensation Committee’s subjective assessment of each individual executive’s job performance, including evaluations of, during the past year, stock option grants to provide executives with longer-term incentives, and occasional special compensation awards (either cash, stock or stock options) to reward extraordinary efforts or results.

The Compensation Committee believes that an effective executive compensation program should provide base annual compensation that is reasonable in relation to individual executive’s job responsibilities and reward the achievement of both annual and long-term strategic goals of our company. The Compensation Committee uses annual and other periodic cash bonuses to reward an officer’s achievement of specific goals, including goals related to the development of the product’s drug candidates and management of working capital, and employee stock options as a retention tool and as a means to align the executive’s long-term interests with those of our stockholders, with the ultimate objective of affording our executives an appropriate incentive to improve stockholder value. The Compensation Committee evaluates both performance and compensation to maintain our company’s ability to attract and retain excellent employees in key positions and to assure that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of comparable companies. To that end, the Compensation Committee believes executive compensation packages provided by us to our named executive officers should include both cash compensation and stock options.

Because of the size of our company, the small number of executive officers in our company, and our company’s financial priorities, the Compensation Committee has not implemented any pension benefits, deferred compensation plans, or other similar plans for our named executive officers.

As a biopharmaceutical company engaged in developing potential products that, to date, have not generated significant revenues and are not expected to generate significant revenues or profits for several years, the Compensation Committee also takes the company’s financial and working capital condition into account in its compensation decisions. Accordingly, the Compensation Committee recently has weighted bonuses more heavily with stock options rather than cash. The Compensation Committee may periodically reassess the proper weighting of equity and cash compensation in light of the company’s working capital situation from time to time.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for the named executive officers and approves recommendations made by our President and Chief Executive Officer regarding equity awards to our other officers. Decisions regarding the non-equity compensation of our other officers are made by our President and Chief Executive Officer.

The Compensation Committee and the President and Chief Executive Officer annually review the performance of each named executive officer (other than the President and Chief Executive Officer, whose performance is reviewed only by the Compensation Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying or declining any recommended adjustments or awards to executives.

Setting Executive Compensation

Based on the foregoing objectives, the Compensation Committee has structured the company’s annual cash and incentive-based cash and non-cash executive compensation to seek to motivate our named executives to achieve the company’s business goals, including goals related to the development of the our drug candidates and management of working capital, to reward the executives for achieving such goals, and to retain the executives. In doing so, the Compensation Committee historically has not employed outside compensation consultants. However, during 2009, the Compensation Committee obtained two third-party industry compensation surveys and used them in its compensation deliberations regarding cash and equity compensation for our executive officers. The Compensation Committee utilized this data to set compensation for our executive officers at levels targeted at or around the third quartile of compensation amounts provided to executives at comparable companies considering each individual’s individual experience level related to their position with us. There is no pre-established policy or target for the allocation between either cash and non-cash incentive compensation.

2009 Executive Compensation Components

For 2009, the principal components of compensation for the named executive officers were:

•	base salary;

•	annual and special bonuses; and

•	equity incentive compensation.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the year. Base salary ranges for the named executive officers are determined for each named executive officer based on his position and responsibility.

During its review of base salaries for executives, the Compensation Committee primarily considers:

•	the negotiated terms of each executive’s employment agreement, if any;

•	an internal review of the executive’s compensation, both individually and relative to other named executive officers;

•	each executive’s individual performance; and

•	base salaries paid by comparable companies.

Salary levels are typically considered annually as part of the company’s performance review process, as well as upon a change in job responsibility. Merit-based increases to salaries are based on the company’s available resources and the Compensation Committee’s assessment of the individual’s performance. Both assessments are based upon written evaluations of such criteria as job knowledge, communication, problem solving, initiative, goal-setting, and expense management. Base salaries for the named executive officers in 2009 were increased from the base salaries in effect during the prior year by amounts ranging from 15% for our Vice President – Legal Affairs and our Senior Vice President – Drug Development, to 18% for our President and Chief Executive Officer and our Chief Financial Officer.

Annual and Special Bonuses

The Compensation Committee has not established an incentive compensation program with fixed performance targets. Because we do not generate significant revenues and have not commercially released any products, the Compensation Committee bases its discretionary compensation awards on the achievement of product development targets and milestones, efforts related to extraordinary transactions, effective fund-raising efforts, and effective management of personnel and capital resources, among other criteria. During 2009, the Compensation Committee granted Mr. Kriegsman an annual cash bonus of $450,000, and granted cash bonuses to the other named executive officers ranging from $0 to $80,000, principally based on their efforts in helping us advance the development of our products and raise capital.

Equity Incentive Compensation

As indicated above, the Compensation Committee also aims to encourage the company’s executive officers to focus on long-term company performance by allocating to them stock options that vest over a period of several years. In 2009, the Compensation Committee granted to Mr. Kriegsman nonqualified options to purchase 750,000 shares of our common stock at a price of $1.05 per share, which equaled the closing market price on the date of grant. The option vests monthly over three years, provided that Mr. Kriegsman continues in our employ through such monthly vesting periods. In addition, in connection with the annual review of our other named executive officers, the Compensation Committee also granted stock options to those named executive officers. All of these other stock options had an exercise price equal to the closing market price on the date of grant, and also vest monthly over three years, provided that such executives remain in our employ through such monthly vesting periods.

Retirement Plans, Perquisites and Other Personal Benefits

We have adopted a tax-qualified employee savings and retirement plan, the 401(k) Plan, for eligible U.S. employees, including our named executive officers. Eligible employees may elect to defer a percentage of their eligible compensation in the 401(k) Plan, subject to the statutorily prescribed annual limit. We may make matching contributions on behalf of all participants in the 401(k) Plan in an amount determined by our board of directors. We did not make any matching contribution to the 401(k) Plan for 2009.  Matching and profit-sharing contributions, if any, are subject to a vesting schedule; all other contributions are at all times fully vested. We intend the 401(k) Plan, and the accompanying trust, to qualify under Sections 401(k) and 501 of the Internal Revenue Code so that contributions by employees to the 401(k) Plan, and income earned (if any) on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that we will be able to deduct our contributions, if any, when made. The trustee under the 401(k) Plan, at the direction of each participant, may invest the assets of the 401(k) Plan in any of a number of investment options.

We do not provide any of our executive officers with any other perquisites or personal benefits, other than benefits to Mr. Kriegsman provided for in his employment agreement. As required by his employment agreement, during 2009 we paid insurance premiums with respect to a life insurance policy for Mr. Kriegsman which had a face value of approximately $1.4 million as of December 31, 2009 and under which Mr. Kriegsman’s designee is the beneficiary.

Employment Agreements and Severance Arrangements

We have entered into written employment agreements with each of our named executive officers. The main purpose of these agreements is to protect the company from business risks such as competition for the executives’ service, loss of confidentiality or trade secrets, and solicitation of our other employees, and to define our right to terminate the employment relationship. The employment agreements also protect the executive from termination without “cause” (as defined) and, in Mr. Kriegsman’s case, entitles him to resign for “good reason” (as defined). Each employment agreement was individually negotiated, so there are some minor variations in the terms among executive officers. Generally speaking, however, the employment agreements provide for termination and severance benefits that the Compensation Committee believes are consistent with industry practices for similarly situated executives. The Compensation Committee believes that the termination and severance benefits help the company retain the named executive officers by providing them with a competitive employment arrangement and protection against unknowns such as termination without “cause” that go along with the position.

In the event of termination without “cause,” the named executive officers will be entitled to a lump-sum payment equal to six months of base salary (24 months in the case of Mr. Kriegsman). Mr. Kriegsman’s employment agreement also provides for our continuation of Mr. Kriegsman’s life insurance and medical benefits during his 24-month severance period. If Mr. Kriegsman’s employment is terminated by us without “cause,” or by Mr. Kriegsman for “good reason,” within two years following a change of control of CytRx, he also would be entitled under his employment agreement to receive a “gross-up” payment equal to the sum of any excise tax on his termination benefits (including any accelerated vesting of his options under our Plans as described below) plus any penalties and interest.

Change of Control Arrangements

The company’s 2000 Long-Term Incentive Plan and 2008 Stock Incentive Plan provide generally that, upon a change of control of CytRx, all unvested stock options and awards under the Plans held by plan participants, including the named executive officers, will become immediately vested and exercisable immediately prior to the effective date of the transaction. The Compensation Committee believes that such “single trigger” change of control policy is consistent with the objective of aligning the interests of the named executive officer’s and of the company’s stockholders by allowing the executives to participate equally with stockholders in the event of a change of control transaction.

The foregoing severance and change of control arrangements, including the quantification of the payment and benefits provided under these arrangements, are described in more detail elsewhere in this Proxy Statement under the heading “Executive Compensation – Potential Payments Upon Termination or Change of Control.”

Ownership Guidelines

The Compensation Committee has no requirement that each named executive officer maintain a minimum ownership interest in our company.

Our long-term incentive compensation consists solely of periodic grants of stock options to our named executive officers. The stock option program:

•	links the creation of stockholder value with executive compensation;

•	provides increased equity ownership by executives;

•	functions as a retention tool, because of the vesting features included in all options granted by the Compensation Committee; and

•	maintains competitive levels of total compensation.

We normally grant stock options to new executive officers when they join our company based upon their position with us and their relevant prior experience. The options granted by the Compensation Committee generally vest monthly over the first three years of the ten-year option term. Vesting and exercise rights cease upon termination of employment (or, in the case of exercise rights, 90 days thereafter), except in the case of death (subject to a one-year limitation), disability or retirement. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. In addition to the initial option grants, our Compensation Committee may grant additional options to retain our executives and reward, or provide incentive for, the achievement of corporate goals and strong individual performance. Our board of directors has granted our President and Chief Executive Officer discretion to grant up to 100,000 options to employees upon joining our company, and to make grants from an additional “discretionary pool” of up to 100,000 options during each annual employee review cycle. Options are granted based on a combination of individual contributions to our company and on general corporate achievements, which may include the attainment of product development milestones (such as commencement and completion of clinical trials) and attaining other annual corporate goals and objectives. On an annual basis, the Compensation Committee assesses the appropriate individual and corporate goals for our executives and provides additional option grants based upon the achievement by the new executives of both individual and corporate goals. We expect that we will continue to provide new employees with initial option grants in the future to provide long-term compensation incentives and will continue to rely on performance-based and retention grants to provide additional incentives for current employees. Additionally, in the future, the Compensation Committee may consider awarding additional or alternative forms of equity incentives, such as grants of bonus stock, restricted stock and restricted stock units.

It is our policy to award stock options at an exercise price equal to the closing price of our common stock as reported on the NASDAQ Capital Market on the date of the grant. In certain limited circumstances, the Compensation Committee may grant options to an executive at an exercise price in excess of the closing price of the common stock on the grant date. The Compensation Committee has never granted options with an exercise price that is less than the closing price of our common stock on the grant date, nor has it granted options which are priced on a date other than the grant date. For purposes of determining the exercise price of stock options, the grant date is deemed to be the first day of employment for newly hired employees, or the date on which the Compensation Committee or the Chief Executive Officer, as applicable, approves the stock option grant to existing employees.

We have no program, practice or plan to grant stock options to our executive officers, including new executive officers, in coordination with the release of material nonpublic information. We also have not timed the release of material nonpublic information for the purpose of affecting the value of stock options or other compensation to our executive officers, and we have no plan to do so. We have no policy regarding the adjustment or recovery of stock option awards in connection with the restatement of our financial statements, as our stock option awards have not been tied to the achievement of specific financial goals.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that corporations may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We believe that compensation paid to our executive officers generally is fully deductible for federal income tax purposes.

Accounting for Share-Based Compensation

Beginning on January 1, 2006, we began accounting for share-based compensation in accordance with the requirements of FASB Statement 123(R), Share-Based Payment. This accounting treatment has not significantly affected our compensation decisions. The Compensation Committee takes into consideration the tax consequences of compensation to the named executive officers, but tax considerations are not a significant part of the company’s compensation policy.

Benchmarking

The Compensation Committee does not attempt to establish or measure executive compensation against any benchmarks. With certain exceptions, our company’s compensation policies are not related specifically to our company’s performance, which is just one of the factors considered by us and our Compensation Committee in establishing base salaries and awarding discretionary compensation.  We have not established any policy regarding recoupment, or “clawback,” of any performance-based compensation in the event our company’s historical performance is subsequently revised or restated in a way that would have produced a lower compensation amount.  We also have not relied upon wealth accumulation analyses, or “tally sheets,” or internal pay equity analyses in making executive compensation decisions.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

There are no “interlocks,” as defined by the SEC, with respect to any member of the Compensation Committee. Max Link, Ph.D., Marvin R. Selter and Richard L. Wennekamp all served as members of the Compensation Committee during 2009.

Summary Compensation Table

The following table presents summary information concerning all compensation paid or accrued by us for services rendered in all capacities during 2009, 2008 and 2007 by Steven A. Kriegsman and John Y. Caloz, who are the only individuals who served as our principal executive and financial officers during the year ended December 31, 2009, and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2009:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($) (2)	All Other Compensation ($)(3)	Total ($)
Steven A. Kriegsman
President and Chief Executive Officer	2009	550,000	450,000	906,000	10,000	1,916,000
	2008	551,000	150,000	517,800	10,000	1,228,800
	2007	524,767	300,000	1,328,600	—	2,153,367
John Y. Caloz
Chief Financial Officer and Treasurer	2009	275,000	80,000	137,750	—	492,750

Daniel Levitt, M.D., M.D., Ph.D.
Chief Medical Officer	2009	83,894	—	405,000	—	488,894

Benjamin S. Levin General Counsel,
General Counsel, Vice President — Legal	2009	276,000	75,000	119,100	—	470,100
Affairs and Secretary	2008	276,000	55,000	125,300	—	456,300
	2007	250,000	100,000	407,000	—	757,000
Scott Wieland, Ph.D.
Senior Vice President – Drug Development	2009	275,000	75,000	105,750	—	455,750
	2008	255,500	73,250	28,580	—	357,330
	2007	134,000	35,000	447,925	—	616,925
____________

(1)
Bonuses to the named executive officers reported above relating to 2009 were paid in December 2009. Bonuses to the named executive officers reported above relating to 2008 were paid in December 2008. Bonuses to the named executive officers reported above relating to 2007 were paid in April 2008.

(2)
The values shown in this column represent the aggregate grant date fair value of equity-based awards granted during the fiscal year, in accordance with ASC 718, “Share Based-Payment”.  At the 2009 Annual Meeting of Stockholders held on July 1, 2009, the Company’s stockholders approved an amendment to the Company’s 2000 Long-Term Incentive Plan to allow for a one-time stock option re-pricing program for employees and officers.  Pursuant to the re-pricing program, 3,265,500 eligible stock options held by ten eligible employees and officers were amended to reduce the exercise prices of the options to $1.15 per share, which was the closing sale price of CytRx’s common stock as reported on The NASDAQ Capital Market on the July 1, 2009 completion date of the re-pricing program, and to impose a new option vesting schedule.  The values in this column include the incremental  increase in the fair value of the re-priced options over the fair value of the original award. The fair value of the stock options at the date of grant was estimated using the Black-Scholes option-pricing model, based on the assumptions described in Note 15 of the Notes to Financial Statements included in this Proxy Statement.

(3)	This amount represents life insurance premiums.

2009 Grants of Plan-Based Awards

In 2009, we granted stock options to our named executive officers under our 2000 Long-Term Incentive Plan as follows:

2009 Grants of Plan-Based Awards

Name	Grant Date	All Other Option Awards (# of CytRx Shares)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards ($)
Steven A. Kriegsman	12/10/2009	750,000	$1.05	$609,000
President and Chief Executive Officer

John Y. Caloz	12/10/2009	125,000	$1.05	$101,500
Chief Financial Officer and Treasurer	1/2/2009	50,000	0.30	11,750

Daniel Levitt, M.D., Ph.D.	10/12/2009	500,000	$1.06	$405,000
Chief Medical Officer

Benjamin S. Levin	12/10/2009	100,000	$1.05	$81,200
General Counsel, Vice President — Legal Affairs and Secretary

Scott Wieland, Ph.D.	12/10/2009	100,000	$1.05	$81,200
Senior Vice President – Drug Development
____________

2000 Long-Term Incentive Plan and 2008 Stock Incentive Plan

The purpose of our 2000 Long-Term Incentive Plan, or 2000 Plan, and our 2008 Stock Incentive Plan, or 2008 Plan, is to promote our success and enhance our value by linking the personal interests of our employees, officers, consultants and directors to those of our stockholders. The 2000 Plan was originally adopted by our Board of Directors on August 24, 2000 and by our stockholders on June 7, 2001, with certain amendments to the Plan having been subsequently approved by our Board of Directors and stockholders. On May 11, 2009, our Board of Directors approved an amendment to the 2000 Plan to allow for a one-time stock option re-pricing program for our employees.  The 2008 Plan was adopted by our Board of Directors on November 21, 2008 and by our stockholders on July 1, 2009.

2000 Plan and 2008 Plan Descriptions

The 2000 Plan and the 2008 Plan, or the Plans, are administered by the Compensation Committee of our Board of Directors. The Compensation Committee has the power, authority and discretion to:

•	designate participants;

•	determine the types of awards to grant to each participant and the number, terms and conditions of any award;

•	establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan; and

•	make all other decisions and determinations that may be required under, or as the Compensation Committee deems necessary or advisable to administer, the Plan.

Awards

The following is summary description of financial instruments that may be granted to participants by the Compensation Committee of our Board of Directors. The Compensation Committee to date has only granted stock options to participants in the Plans.

Stock Options. The Compensation Committee is authorized to grant both incentive stock options and non-qualified stock options. The terms of any incentive stock option must meet the requirements of Section 422 of the Internal Revenue Code. The exercise price of an option may not be less than the fair market value of the underlying stock on the date of grant, and no option may have a term of more than 10 years from the grant date.

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights to participants. Upon the exercise of a stock appreciation right, the participant has the right to receive the excess, if any, of (1) the fair market value of one share of common stock on the date of exercise, over (2) the grant price of the stock appreciation right as determined by the Compensation Committee, which will not be less than the fair market value of one share of common stock on the date of grant.

Restricted Stock. The Compensation Committee may make awards of restricted stock, which will be subject to such restrictions on transferability and other restrictions as the Compensation Committee may impose (including limitations on the right to vote restricted stock or the right to receive dividends, if any, on the restricted stock).

Performance Units. The Compensation Committee may grant under the 2000 Plan performance units on such terms and conditions as may be selected by the Compensation Committee. The Compensation Committee will have the complete discretion to determine the number of performance units granted to each participant and to set performance goals and other terms or conditions to payment of the performance units which, depending on the extent to which they are met, will determine the number and value of performance units that will be paid to the participant.

Dividend Equivalents. The Compensation Committee is authorized to grant under the 2000 Plan dividend equivalents to participants subject to such terms and conditions as may be selected by the Compensation Committee. Dividend equivalents entitle the participant to receive payments equal to dividends with respect to all or a portion of the number of shares of common stock subject to an option or other award, as determined by the Compensation Committee. The Compensation Committee may provide that dividend equivalents be paid or distributed when accrued or be deemed to have been reinvested in additional shares of common stock, or otherwise reinvested.

Other Stock-Based Awards. The Compensation Committee may grant other awards under the 2000 Plan that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of common stock, as deemed by the Compensation Committee to be consistent with the purposes of the 2000 Plan. These stock-based awards may include shares of common stock awarded as a bonus and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, and awards valued by reference to book value of shares of common stock or the value of securities of or the performance of our subsidiaries. The Compensation Committee will determine the terms and conditions of any such awards.

Performance Goals. The Compensation Committee in its discretion may determine awards under the 2000 Plan based on:

•	the achievement by CytRx or a parent or subsidiary of a specific financial target;

•	CytRx’s stock price;

•	the achievement by an individual or a business unit of CytRx or a subsidiary of a specific financial target;

•
the achievement of specific goals with respect to (i) product development milestones, (ii) corporate financings, (iii) merger and acquisition activities, (iv) licensing transactions, (v) development of strategic partnerships or alliances, or (vi) acquisition or development of new technologies; and

•	any combination of the goals set forth above.

The Compensation Committee has the right for any reason to reduce (but not increase) any award, even if a specific goal has been achieved. If an award is made on the basis of the achievement of a goal, the Compensation Committee must have established the goal before the beginning of the period for which the performance goal relates (or a later date as may be permitted under Internal Revenue Code Section 162(m)). Any payment of an award for achieving a goal will be conditioned on the written certification of the Compensation Committee in each case that the goals and any other material conditions were satisfied.

Limitations on Transfer; Beneficiaries. Awards under the Plans may not be transferred or assigned by participants other than by will or the laws of descent and distribution and, in the case of an incentive stock option, pursuant to a qualified domestic relations order, provided that the Compensation Committee may (but need not) permit other transfers where the Compensation Committee concludes that such transferability (1) does not result in accelerated taxation, (2) does not cause any option intended to be an incentive stock option to fail to qualify as such, and (3) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including any state or federal tax or securities laws or regulations applicable to transferable awards. A participant may, in the manner determined by the Compensation Committee, designate a beneficiary to exercise the participant’s rights and to receive any distribution with respect to any award upon the participant’s death.

Acceleration Upon Certain Events. In the event of a “Change in Control” of CytRx, which is a term defined in the Plans, all outstanding options and other awards in the nature of rights that may be exercised will become fully vested and exercisable and all restrictions on all outstanding awards will lapse. The Compensation Committee may, however, in its sole discretion declare all outstanding options, stock appreciation rights and other awards in the nature of rights that may be exercised to become fully vested and exercisable, and all restrictions on all outstanding awards to lapse, in each case as of such date as the Compensation Committee may, in its sole discretion, declare. The Compensation Committee may discriminate among participants or among awards in exercising such discretion.

Termination and Amendment

Our Board of Directors or the Compensation Committee may, at any time and from time to time, terminate or amend the Plans without stockholder approval; provided, however, that our board or the Compensation Committee may condition any amendment on the approval of our stockholders if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. No termination or amendment of the Plans may adversely affect any award previously granted without the written consent of the participants affected. The Compensation Committee may amend any outstanding award without the approval of the participants affected, except that no such amendment may diminish the value of an award determined as if it has been exercised, vested, cashed in or otherwise settled on the date of such amendment, and, except as otherwise permitted in the Plan, the exercise price of any option may not be reduced and the original term of any option may not be extended.

Holdings of Previously Awarded Equity

Equity awards held as of December 31, 2009 by each of our named executive officers were issued under our 2000 Plan, except for the most recent equity award to Mr. Kriegsman, which was issued under our 2008 Plan. The following table sets forth outstanding equity awards held by our named executive officers as of December 31, 2009:

2009 Outstanding Equity Awards at Fiscal Year-End

	Option Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price (3)	Option Expiration
Name	Exercisable	Unexercisable		($)	Date
Steven A. Kriegsman	—	(1)	750,000	1.05	12/10/19
President and Chief Executive Officer	99,972	(1)	200,028	0.37	11/21/18
	250,056	(1)	199,944	1.15	4/07/18
	252,805	(1)	97,195	1.15	4/18/17
	200,000	(1)	—	1.15	6/16/16
	300,000	(1)	—	0.79	5/17/15
	250,000	(2)	—	1.15	6/19/13
	750,000	(2)	—	1.15	6/20/13

John Y. Caloz	—	(1)	125,000	1.05	12/10/19
Chief Financial Officer and Treasurer	15,288	(1)	34,713	0.30	01/02/19
	8,335	(2)	16,665	1.15	04/07/18
	8,335	(2)	16,665	1.15	12/06/17
	25,005	(2)	49,995	1.15	10/26/17

Daniel Levitt, M.D., Ph.D.	27,910	(1)	472,090	1.06	11/21/18
Chief Medical Officer

Benjamin S. Levin	—	(1)	100,000	1.05	12/10/19
General Counsel, Vice President — Legal	36,100	(1)	63,900	0.37	11/21/18
Affairs and Secretary	30,575	(1)	69,425	1.15	4/07/18
	72,230	(1)	27,770	1.15	4/18/17
	90,000	(1)	—	1.15	6/16/16
	150,000	(1)	—	0.79	5/17/15
	160,000	(2)	—	1.15	7/15/14

Scott Wieland, Ph.D.	—	(1)	100,000	1.05	12/10/19
Senior Vice President – Drug Development	8,335	(2)	16,665	1.15	11/21/18
	8,335	(2)	16,665	1.15	12/06/17
	50,000	(2)	25,000	1.15	4/30/17
____________

(1)    These options vest in 36 equal monthly installments, subject to the option holder’s remaining in our continuous employ through such dates.

(2)    These options vest in three annual installments, subject to the option holder’s remaining in our continuous employ through such dates.

(3)    The reported options with prices of $1.15 were re-priced to that exercise price on July 1, 2009 at $1.15.

Option Exercises and Stock Vested

There were no exercises of stock options by any of our named executive officers during 2009.

Employment Agreements and Potential Payment upon Termination or Change in Control

Employment Agreement with Steven A. Kriegsman

Mr. Kriegsman is employed as our Chief Executive Officer and President pursuant to an employment agreement that was amended as of May 2009 to continue through December 31, 2012. The employment agreement will automatically renew in December 2012 for an additional one-year period, unless either Mr. Kriegsman or we elect not to renew it.

Under his employment agreement as amended, Mr. Kriegsman is entitled to receive an annual base salary of $650,000. Our board of directors (or its Compensation Committee) will review the base salary annually and may increase (but not decrease) it in its sole discretion. In addition to his annual salary, Mr. Kriegsman is eligible to receive an annual bonus as determined by our board of directors (or its Compensation Committee) in its sole discretion, but not to be less than $150,000. Pursuant to his employment agreement with us, we have agreed that he shall serve on a full-time basis as our Chief Executive Officer and President and that he may continue to serve as Chairman of the Kriegsman Group only so long as necessary to complete certain current assignments.

Mr. Kriegsman is eligible to receive grants of options to purchase shares of our common stock. The number and terms of those options, including the vesting schedule, will be determined by our board of directors (or its Compensation Committee) in its sole discretion.

Under Mr. Kriegsman’s employment agreement, we have agreed that, if he is made a party, or threatened to be made a party, to a suit or proceeding by reason of his service to us, we will indemnify and hold him harmless from all costs and expenses to the fullest extent permitted or authorized by our certificate of incorporation or bylaws, or any resolution of our board of directors, to the extent not inconsistent with Delaware law. We also have agreed to advance to Mr. Kriegsman such costs and expenses upon his request if he undertakes to repay such advances if it ultimately is determined that he is not entitled to indemnification with respect to the same. These employment agreement provisions are not exclusive of any other rights to indemnification to which Mr. Kriegsman may be entitled and are in addition to any rights he may have under any policy of insurance maintained by us.

In the event we terminate Mr. Kriegsman’s employment without “cause” (as defined), or if Mr. Kriegsman terminates his employment with “good reason” (as defined), (i) we have agreed to pay Mr. Kriegsman a lump-sum equal to his salary and prorated minimum annual bonus through to his date of termination, plus his salary and minimum annual bonus for a period of two years after his termination date, or until the expiration of the amended and restated employment agreement, whichever is later, (ii) he will be entitled to immediate vesting of all stock options or other awards based on our equity securities, and (iii) he will also be entitled to continuation of his life insurance premium payments and continued participation in any of our health plans through to the later of the expiration of the amended and restated employment agreement or 24 months following his termination date. Mr. Kriegsman will have no obligation in such events to seek new employment or offset the severance payments to him by any compensation received from any subsequent reemployment by another employer.

Under Mr. Kriegsman’s employment agreement, he and his affiliated company, The Kriegsman Group, are to provide us during the term of his employment with the first opportunity to conduct or take action with respect to any acquisition opportunity or any other potential transaction identified by them within the biotech, pharmaceutical or health care industries and that is within the scope of the business plan adopted by our board of directors. Mr. Kriegsman’s employment agreement also contains confidentiality provisions relating to our trade secrets and any other proprietary or confidential information, which provisions shall remain in effect for five years after the expiration of the employment agreement with respect to proprietary or confidential information and for so long as our trade secrets remain trade secrets.

Potential Payment upon Termination or Change in Control for Steven A. Kriegsman

Mr. Kriegsman’s employment agreement contains no provision for payment to him in the event of a change in control of CytRx. If, however, a change in control (as defined in our 2000 Long-Term Incentive Plan) occurs during the term of the employment agreement, and if, during the term and within two years after the date on which the change in control occurs, Mr. Kriegsman’s employment is terminated by us without cause or by him for good reason (each as defined in his employment agreement), then, in addition to the severance benefits described above, to the extent that any payment or distribution of any type by us to or for the benefit of Mr. Kriegsman resulting from the termination of his employment is or will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, we have agreed to pay Mr. Kriegsman, prior to the time the excise tax is payable with respect to any such payment (through withholding or otherwise), an additional amount that, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, is equal to the sum of (i) the excise tax on such payments plus (ii) any penalty and interest assessments associated with such excise tax.

Employment Agreement with Daniel Levitt, M.D., Ph.D.

Daniel Levitt is employed as our Chief Medical Officer pursuant to an employment agreement dated as of October 12, 2009 that expires on December 31, 2010. Dr. Levitt is entitled under his employment agreement to receive an annual base salary of $375,000 and is eligible to receive an annual bonus as determined by our board of directors (or our Compensation Committee) in its sole discretion, but not to be less than 25% of his 2010 base salary. As an incentive to enter into his employment agreement, we granted Dr. Levitt a ten-year non-qualified stock option under our 2000 Long-Term Incentive Plan to purchase up to 500,000 shares of our common stock at an exercise price of $1.06 per share, which equaled the market price of our common stock on October 12, 2009 as reported on the NASDAQ Capital Market.  The option vests ratably in 36 equal monthly installments commencing on the first monthly anniversary of the grant date and continuing on each successive monthly anniversary of the grant date until the option becomes fully vested, subject to Dr. Levitt remaining in our continuous employ through such monthly vesting periods.

In the event we terminate Dr. Levitt’s employment without cause (as defined), we have agreed to pay him a lump-sum equal to his accrued but unpaid salary and vacation, plus an amount equal to six months’ salary under his employment agreement.

Employment Agreement with John Y. Caloz

John Y. Caloz is employed as our Chief Financial Officer and Treasurer pursuant to an employment agreement dated as of January 1, 2010 that expires on December 31, 2010. Mr. Caloz is entitled under his employment agreement to receive an annual base salary of $325,000 and is eligible to receive an annual bonus as determined by our board of directors (or our Compensation Committee) in its sole discretion.

In the event we terminate Mr. Caloz’s employment without cause (as defined), we have agreed to pay him a lump-sum equal to his accrued but unpaid salary and vacation, plus an amount equal to six months’ salary under his employment agreement.

Employment Agreement with Scott Wieland, Ph.D.

Scott Wieland is employed as our Senior Vice President — Drug Development pursuant to an employment agreement dated as of January 1, 2010 that expires on December 31, 2010. Dr. Wieland is paid an annual base salary of $315,000 and is eligible to receive an annual bonus as determined by our board of directors (or our Compensation Committee) in its sole discretion.

In the event we terminate Dr. Wieland’s employment without “cause” (as defined), we have agreed to pay him a lump-sum equal to his accrued but unpaid salary and vacation, plus an amount equal to six months’ base salary.

Employment Agreement with Benjamin S. Levin

Benjamin S. Levin is employed as our Vice President — Legal Affairs, General Counsel and Secretary pursuant to an employment agreement dated as of January 1, 2010 that expires on December 31, 2010. Mr. Levin is paid an annual base salary of $315,000 and is eligible to receive an annual bonus as determined by our board of directors (or our Compensation Committee) in its sole discretion.

In the event we terminate Mr. Levin’s employment without “cause” (as defined), we have agreed to pay him a lump-sum equal to his accrued but unpaid salary and vacation, plus an amount equal to six months’ base salary.

Employment Agreement with Scott Geyer

Scott Geyer is employed as our Senior Vice President — Manufacturing pursuant to an employment agreement dated as of November 30, 2009 that expires on December 31, 2010. Mr. Geyer is paid an annual base salary of $290,000 and is eligible to receive an annual bonus as determined by our board of directors (or our Compensation Committee) in its sole discretion. As an incentive to enter into his employment agreement, we granted Mr. Geyer a ten-year non-qualified stock option under our 2000 Long-Term Incentive Plan to purchase up to 150,000 shares of our common stock at an exercise price of $0.96 per share, which equaled the market price of our common stock on November 30, 2009 as reported in The NASDAQ Stock Market.  The option will vest ratably in 36 equal monthly installments commencing on the first monthly anniversary of the grant date and continuing on each successive monthly anniversary of the grant date until the option becomes fully vested, subject to Mr. Geyer remaining in our continuous employ through such monthly vesting periods.

In the event we terminate Mr. Geyer’s employment without cause (as defined), we have agreed to pay him a lump-sum equal to his accrued but unpaid salary and vacation, plus an amount equal to six months’ salary under his employment agreement.

Quantification of Termination Payments and Benefits

The table below reflects the amount of compensation to each of our named executive officers in the event of termination of such executive’s employment without “cause” or his resignation for “good reason,” termination following a change in control and termination upon the executive’s death of permanent disability. The named executive officers are not entitled to any payments other than accrued compensation and benefits in the event of their voluntary resignation. The amounts shown in the table below assume that such termination was effective as of December 31, 2009, and thus includes amounts earned through such time, and are estimates only of the amounts that would be payable to the executives. The actual amounts to be paid will be determined upon the occurrence of the events indicated.

Termination Payments and Benefits

		Termination w/o Cause or for Good Reason
Name	Benefit	Before Change in Control ($)	After Change in Control ($)	Death ($)	Disability ($)	Change in Control ($)
Steven A. Kriegsman	Severance Payment(4)	1,100,000	1,100,000	1,100,000	1,100,000	—
President and Chief	Stock Options (1)	—	—	—	—	—
Executive Officer	Health Insurance (2)	87,420	87,420	—	87,420	87,420
	Life Insurance	10,000	10,000	—	10,000	—
	Bonus	300,000	300,000	300,000	300,000	—
	Tax Gross Up (3)	—	0	—	—	—
John Y. Caloz	Severance Payment(4)	137,500	137,500	—	—	—
Chief Financial Officer	Stock Options (1)	—	—	—	—	—
Daniel Levitt, M.D., Ph.D.	Severance Payment(4)	187,500	187,500	—	—	—
Chief Medical Officer	Stock Options (1)	—	—	—	—	—
Benjamin S. Levin	Severance Payment	137,500	137,500	—	—	—
General Counsel, Vice	Stock Options (1)	—	—	—	—	—
President — Legal
Affairs and Secretary
Scott Wieland, Ph.D.	Severance Payment(4)	137,500	137,500	—	—	—
Senior Vice President –	Stock Options (1)	—	—	—	—	—
Drug Development
____________

(1)
Represents the aggregate value of stock options that vest and become exercisable immediately upon each of the triggering events listed as if such events took place on December 31, 2009, determined by the aggregate difference between the stock price as of December 31, 2009 and the exercise prices of the underlying options.

(2)	Represents the cost as of December 31, 2009 for the family health benefits provided to Mr. Kriegsman for a period of two years.

(3)
Mr. Kriegsman’s employment agreement provides that if a change in control (as defined in our 2000 Long-Term Incentive Plan) occurs during the term of the employment agreement, and if, during the term and within two years after the date on which the change in control occurs, Mr. Kriegsman’s employment is terminated by us without “cause” or by him for “good reason” (each as defined in his employment agreement), then, to the extent that any payment or distribution of any type by us to or for the benefit of Mr. Kriegsman resulting from the termination of his employment is or will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, we will pay Mr. Kriegsman, prior to the time the excise tax is payable with respect to any such payment (through withholding or otherwise), an additional amount that, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, is equal to the sum of (i) the excise tax on such payments plus (ii) any penalty and interest assessments associated with such excise tax. Based on Mr. Kriegsman’s past compensation and the estimated payment that would result from a termination of his employment following a change in control, we have estimated that a gross-up payment would not be required. “Good reason” as defined in Mr. Kriegsman’s employment agreement includes any change in Mr. Kriegsman’s duties or title that are inconsistent with his position as Chief Executive Officer.

(4)	Severance payments are prescribed by our employment agreements with the named executive officers and represent a factor of their annual base compensation ranging from six months to two years.

Compensation of Directors

The following table sets forth the compensation paid to our directors other than our Chief Executive Officer for 2009:

Director Compensation Table

Name (1)	Fees Earned or Paid in Cash ($) (2)	Option Awards ($) (3)	Total ($)
Max Link, Ph.D.	132,250	44,400	176,650
Chairman
Marvin R. Selter	112,250	44,400	156,650
Vice Chairman
Louis Ignarro, Ph.D.	37,500	44,400	81,900
Director
Joseph Rubinfeld, Ph.D.	79,000	44,400	123,400
Director
Richard L. Wennekamp	112,250	44,400	156,650
Director
____________

(1)
Steven A. Kriegsman does not receive additional compensation for his role as a Director. For information relating to Mr. Kriegsman’s compensation as President and Chief Executive Officer, see the Summary Compensation Table above.

(2)	The amounts in this column represent cash payments made to Non-Employee Directors for attendance at meetings during the year.

(3)
In July 2009, we granted stock options to purchase 50,000 shares of our common stock at an exercise price equal to the current market value of our common stock to each non-employee director, which had a grant date fair value of $44,400 calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures related to service-based vesting conditions. The amount recognized for these awards was calculated using the Black Scholes option-pricing model, and reflect grants from our 2000 Long-Term Incentive Plan, which is described in Note 15 of the Notes to Consolidated Financial Statements.

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our board of directors. Directors who also are employees of our company currently receive no compensation for their service as directors or as members of board committees. In setting director compensation, we consider the significant amount of time that directors dedicate to the fulfillment of their director responsibilities, as well as the competency and skills required of members of our board. The directors’ current compensation schedule has been in place since May 2009. The directors’ annual compensation year begins with the annual election of directors at the annual meeting of stockholders. The annual retainer year period has been in place for directors since 2003. Periodically, our board of directors reviews our director compensation policies and, from time to time, makes changes to such policies based on various criteria the board deems relevant.

Our non-employee directors receive a quarterly retainer of $6,000 (plus an additional $12,500 for the Chairman of the Board, $5,000 for the Chairman of the Audit Committee, and $1,500 for the Chairmen of the Nomination and Governance Committee and the Compensation Committee), a fee of $3,000 for each board meeting attended ($750 for board actions taken by unanimous written consent), $2,000 for each meeting of the Audit Committee attended, and $1,000 for each other committee meeting attended. Non-employee directors who serve as the chairman of a board committee receive an additional $2,000 for each meeting of the Nomination and Governance Committee or the Compensation Committee attended and an additional $2,500 for each meeting attended of the audit committee. In July 2009, we granted stock options to purchase 50,000 shares of our common stock at an exercise price equal to the current market value of our common stock to each non-employee director. The options were vested, in full, upon grant.

Joseph Rubinfeld, Ph.D. Consulting Agreement

On December 2, 2008, we entered into a written consulting agreement with Joseph Rubinfeld, Ph.D., under which Dr. Rubinfeld agrees to serve as our Chief Scientific Advisor. In exchange, we granted to Dr. Rubinfeld under our 2008 Stock Incentive Plan a ten-year stock option to purchase up to 350,000 shares of our common stock at an exercise price of $0.35 per share, which equaled the market price of our common stock as of the grant date. The stock option vested immediately upon grant as to 50,000 of the option shares and will vest as to the remaining option shares in 36 equal monthly installments, subject in each case to Dr. Rubinfeld remaining in our service through such dates. We also agree in the consulting agreement to pay Dr. Rubinfeld a monthly fee of $1,000. The consulting agreement is terminable at any time by either party upon notice to the other party.

Code of Ethics

We have adopted a Code of Ethics applicable to all employees, including our principal executive officer, principal financial officer, and principal accounting officer or controller, a copy of which is available on our website at www.cytrx.com.

Board Leadership Structure

Our Board has placed the responsibilities of Chairman with an independent nonexecutive member of the Board, which we believe provides better accountability between the Board and our management team.  We believe it is beneficial to have an independent Chairman whose sole responsibility to us is guiding our Board members as they provide leadership to our executive team.  Our Chairman is responsible for communication among the directors; setting the Board meeting agendas in consultation with the President and Chief Executive Officer; and presiding at Board meetings, executive sessions and stockholder meetings.  This delineation of duties allows the President and Chief Executive Officer to focus his attention on managing the day-to-day business of the company.  We believe this structure provides strong leadership for our Board, while positioning our President and Chief Executive Officer as the leader of the company in the eyes of our employees and other stakeholders.

Board of Directors Role in Risk Oversight

In connection with its oversight responsibilities, our board of directors, including the Audit Committee, periodically assesses the significant risks that we face.  These risks include, but are not limited to, financial, technological, competitive, and operational risks. Our board of directors administers its risk oversight responsibilities through our Chief Executive Officer and Chief Financial Officer, who review and assess the operations of our business as well as operating management’s identification, assessment and mitigation of the material risks affecting our operations.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Appointment of BDO Seidman, LLP

BDO currently serves as our independent registered public accounting firm and has audited our financial statements for each of the years ended December 31, 2007, 2008 and 2009. BDO does not have and has not had any financial interest, direct or indirect, in CytRx, and does not have and has not had any connection with CytRx except in its professional capacity as our independent auditors.

Our Audit Committee has reappointed BDO to serve as our independent registered public accounting firm for the year ending December 31, 2010. The ratification by our stockholders of the appointment of BDO is not required by law or by our Restated Bylaws. Our Board of Directors, consistent with the practice of many publicly held corporations, is nevertheless submitting this appointment for ratification by the stockholders. If this appointment is not ratified at the Annual Meeting, the Audit Committee intends to reconsider its appointment of BDO. Even if the appointment is ratified, the Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Committee determines that such a change would be in the best interests of CytRx and its stockholders.

Any material non-audit services to be provided by BDO are subject to the prior approval of the Audit Committee. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are not incompatible with maintaining the independent registered public accounting firm’s independence and there are cost or other efficiencies in obtaining such services from the independent registered public accounting firm as compared to other possible providers.

We expect that representatives of BDO will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Audit Fees

The fees for 2009 and 2008 billed to us by BDO for professional services rendered for the audit of our annual consolidated financial statements and internal controls over financial reporting were $408,675 and $350,311, respectively.

Audit-Related Fees

BDO rendered no assurance and other related services in 2009, and $152,262 of assurance and other related services in 2008, which included services relating to our shelf registration with the SEC and the Innovive acquisition.

Tax Fees

The aggregate fees billed by BDO for professional services for tax compliance, tax advice and tax planning were $33,260 and $39,000 for 2009 and 2008, respectively.

All Other Fees

BDO rendered no other services were rendered to us for 2009 or 2008.

Pre-Approval Policies and Procedures

It is the policy of our Audit Committee that all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be pre-approved by our Audit Committee. Our Audit Committee pre-approved all services, audit and non-audit, provided to us by BDO for 2009 and 2008.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

STOCKHOLDER PROPOSALS

Any proposal which a stockholder intends to present in accordance with Rule 14a-8 of the Securities Exchange Act of 1934 at our next Annual Meeting of Stockholders to be held in 2010 must be received by us on or before January 6, 2010.  Notice of stockholder proposals submitted outside of Rule 14a-8 of the Exchange Act will be considered untimely if received by us after March 22, 2010. Only proper proposals under Rule 14a-8 which are timely received will be included in the Proxy Statement in 2010.

OTHER MATTERS

Expenses of Solicitation

We are soliciting proxies on behalf of our board of directors. This solicitation is being made by mail, but also may be made by telephone or in person. We and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. These persons will not be compensated for these solicitation activities.

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward our proxy materials to their principals and to obtain their authority to execute proxies and voting instructions and will reimburse them for their reasonable expenses.

Delivery of Proxy Materials to Households

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker or other nominee. Upon written request to us at CytRx Corporation, 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049, Attention: Corporate Secretary, or by telephone at 310-826-5648, we will promptly deliver without charge, upon oral or written request, a separate copy of the proxy material to any stockholder residing at an address to which only one copy was mailed. In addition, stockholders sharing an address can request delivery of a single copy of annual reports or proxy statements if they are receiving multiple copies upon written or oral request to us at the address and telephone number stated above.

Miscellaneous

Our management does not intend to present any other items of business and is not aware of any matters other than those set forth in this Proxy Statement that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy intend to vote the shares of our common stock that they represent in accordance with their best judgment.

Annual Report

Accompanying this Proxy Statement is a letter of transmittal from our Chief Executive Officer, along with a copy of our Annual Report on Form 10-K, without exhibits, for the year ended December 31, 2009 filed with the SEC. These accompanying materials constitute our annual report to stockholders. We will provide, without charge upon written request, a further copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules.  Copies of the Form 10-K exhibits also are available without charge. Stockholders who would like such copies should direct their requests in writing to: CytRx Corporation, 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049, Attention: Corporate Secretary.

By Order of the Board of Directors

/s/ BENJAMIN S. LEVIN

Benjamin S. Levin
Corporate Secretary
May 6, 2010

PROXY
11726 San Vicente Boulevard, Suite 650,Los Angeles, California 90049
Annual Meeting of Stockholders

The undersigned stockholder of CytRx Corporation (the “Company”) hereby revokes all prior proxies and constitutes and appoints Steven A. Kriegsman and Benjamin S. Levin, or either one of them, as proxy and attorney-in-fact, each with full power of substitution, to vote the number of shares of common stock of the Company that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Beverly Hills Montage Hotel, 225 North Canon Drive, Beverly Hills, California, on Tuesday, June 29, 2010, at 10:00 a.m., local time, and at any postponement or adjournment thereof (the “Annual Meeting”), upon the proposals described in the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated May 6, 2010, the receipt of which is acknowledged, in the manner specified below:

1.
Election of Directors. On the Company’s proposal to elect as directors the following nominees for Class I director to serve until the 2013 Annual Meeting of Stockholders of the Company and until his respective successor is duly elected and qualified:

Lou Ignarro, Ph.D.            -           For           ☐           Withhold Authority   ☐

Joseph Rubinfeld, Ph.D.              -           For           ☐           Withhold Authority   ☐

2.
Appointment of Independent Registered Public Accounting Firm. On the Company’s proposal to ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010:

For         ☐                          Against                      ☐                          Abstain                      ☐

This Proxy, if properly executed and returned prior to the Annual Meeting, will be voted in the manner directed above. If no direction is made, this Proxy will be voted “FOR” each of Proposals 1 and 2 and in the proxy holder’s discretion on all other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign this Proxy exactly as your name appears on your stock certificate and date it below. Where shares are held jointly, each stockholder must sign. When signing as executor, administrator, trustee, or guardian, please give your full title as such. If a corporation, please sign using the full corporate name by president or other authorized officer, indicating the officer’s title. If a partnership, please sign in the partnership’s name by an authorized person.

Shares Held: ______________________________

________________________________________           ________________________________________
Signature of Stockholder                        Signature of Stockholder (if held jointly)

Dated: _________________________________, 2010             Dated:____________________________________, 2010

THIS PROXY IS SOLICITED ON BEHALF OF CYTRX CORPORATION’S BOARD OF
DIRECTORS AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE.